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                                                                    EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



The Board of Directors
SJNB Financial Corp.:

We consent to the incorporation by reference in Amendment No. 1 to the registration statement (no. 333-68336) on Form S-4 of Greater Bay Bancorp of our report dated January 17, 2001, with respect to the consolidated balance sheets of SJNB Financial Corp. and subsidiary as of December 31, 2000 and 1999 and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000 and to the reference to our firm under the headings "Selected Historical and Pro Forma Financial Data" and "Experts" in the joint proxy statement/prospectus.


/s/ KPMG LLP

San Francisco, California
September 12, 2001